Exhibit 99.1

Chembio Diagnostics, Inc. Announces Closing of Offering and Underwriters' Full Exercise of Over-Allotment Option

MEDFORD, NY, August 3, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases ("Chembio" or the "Company"), announced today the completion of an underwritten public offering of 2,300,000 shares of Chembio's common stock. Included in the shares are 300,000 shares sold by Chembio pursuant to the underwriters' exercise in full of their option to purchase additional shares of common stock. The shares of common stock were sold at a public offering price of $6.00 per share, for net proceeds to Chembio, before expenses, of approximately $12.8 million. The Company expects to use the net proceeds from the offering for business expansion and working capital, including product development, operational expansion or improvements, clinical trials, and sales and marketing.
Craig-Hallum Capital Group LLC acted as the sole book-running manager, and The Benchmark Company, LLC acted as the co-manager for the offering.
The shares were offered pursuant to an effective shelf registration statement on Form S-3 (No. 333-210003) that Chembio previously filed with the Securities and Exchange Commission ("SEC"). The securities were offered only by means of a prospectus. A preliminary prospectus supplement and accompanying base prospectus relating to the offering  were filed with the SEC on July 25, 2016, and a final prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC on July 29, 2016 and are available on the SEC's website located at http://www.sec.gov, and may also be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors. SURE-CHECK® HIV 1/2 Assay previously has been sold in the U.S. exclusively as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com